Exhibit 2.1

PLAN OF CONVERSION

of

VAPOR CORP.,

a Nevada corporation

into

VAPOR CORP.,

a Delaware corporation

This Plan of Conversion dated as of November 21, 2013 (together with all of the exhibits attached hereto, this “Plan”) is hereby adopted by Vapor Corp., a Nevada corporation (the “Company”), in order to set forth the terms, conditions and procedures governing the conversion of the Company from a Nevada corporation to a Delaware corporation pursuant to Section 265 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and Sections 92A.105 and 92A.120 of the Nevada Revised Statutes, as amended (the “NRS”).

RECITALS

WHEREAS, the Company is a corporation organized and existing under the laws of the State of Nevada; and

WHEREAS, the form, terms and provisions of this Plan have been authorized, approved and adopted by (a) the Board in order for the Company to satisfy its obligations under the Purchase Agreement the Company entered into on October 22, 2013 (the “Purchase Agreement”) with various institutional and individual accredited investors and certain of the Company’s executive officers and directors and (b) the holders of a majority of the outstanding shares of the Company Common Stock (as defined in Section 5a. below) by written consent in lieu of a special stockholders’ meeting (some of whom are parties to the Purchase Agreement and did so in accordance with their obligations under the Purchase Agreement).

NOW, THEREFORE, that the Company hereby adopts the Plan as follows:

1.	Conversion.

a. Upon the Effective Date (as defined in Section 4 below), the Company shall be converted from a Nevada corporation to a Delaware corporation pursuant to Section 265 of the DGCL and Sections 92A.105 and 92A.120 of the NRS (the “Conversion”) and the Company, as converted to a Delaware corporation (the “Resulting Company”), shall thereafter be subject to all of the provisions of the DGCL, except that notwithstanding Section 106 of the DGCL, the existence of the Resulting Company shall be deemed to have commenced on the date the Company commenced its existence in the State of Nevada.

b. As promptly as practicable following the adoption of the Plan, the Company shall cause the Conversion to be effective by:

i. executing and filing (or causing the execution and filing of) Articles of Conversion pursuant to Section 92A.205 of the NRS, substantially in the form attached hereto as Exhibit A (the “Articles of Conversion”), with the Secretary of State of the State of Nevada;

ii. executing and filing (or causing the execution and filing of) a Certificate of Conversion pursuant to Sections 103 and 265 of the DGCL, substantially in the form attached hereto as Exhibit B (the “Certificate of Conversion”), with the Secretary of State of the State of Delaware; and

iii. executing and filing (or causing the execution and filing of) a Certificate of Incorporation of the Resulting Company, substantially in the form attached hereto as Exhibit C (the “Certificate of Incorporation”), with the Secretary of State of the State of Delaware.

c. Upon the Effective Date, the Bylaws substantially in the form attached hereto as Exhibit D (the “Delaware Bylaws”) shall be the bylaws of the Resulting Company.

2.	Effect of Conversion.

a. Upon the Effective Date, the name of the Resulting Company shall continue to be “Vapor Corp.”

b. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, the Resulting Company shall, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Company existing immediately prior to the Effective Date. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, for all purposes of the laws of the State of Delaware, all of the rights, privileges and powers of the Company existing immediately prior to the Effective Date, and all property, real, personal and mixed, and all debts due to the Company existing immediately prior to the Effective Date, as well as all other things and causes of action belonging to the Company existing immediately prior to the Effective Date, shall remain vested in the Resulting Company and shall be the property of the Resulting Company and the title to any real property vested by deed or otherwise in the Company existing immediately prior to the Effective Date shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Company existing immediately prior to the Effective Date shall be preserved unimpaired, and all debts, liabilities and duties of the Company existing immediately prior to the Effective Date shall remain attached to the Resulting Company upon the Effective Date, and may be enforced against the Resulting Company to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Resulting Company in its capacity as a corporation of the State of Delaware. The rights, privileges, powers and interests in property of the Company existing immediately prior to the Effective Date, as well as the debts, liabilities and duties of the Company existing immediately prior to the Effective Date, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Resulting Company upon the Effective Date for any purpose of the laws of the State of Delaware.

c. The Conversion shall not be deemed to affect any obligations or liabilities of the Company incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

3. Taxes. The Company intends for the Conversion to constitute a tax-free reorganization qualifying under Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, neither the Company nor any of its stockholders should recognize gain or loss for federal income tax purposes as a result of the Conversion (other than any stockholder that validly exercises dissenter’s appraisal rights).

4. Effective Date. The Conversion shall become effective upon the last to occur of the filing of the Articles of Conversion with the Secretary of State of the State of Nevada and the Certificate of Conversion and the Delaware Certificate of Incorporation with the Secretary of State of the State of Delaware (the time of the effectiveness of the Conversion, the “Effective Date”).

5. Effect of Conversion on the Company’s Securities. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Company or its stockholders:

a. Each share of common stock of the Company, $0.001 par value per share (“Company Common Stock”) that is issued and outstanding immediately prior to the Effective Date shall convert into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Resulting Company (“Resulting Company Common Stock”).

b. Each option to acquire shares of Company Common Stock outstanding immediately prior to the Effective Date shall convert into an equivalent option to acquire the same number of shares of Resulting Company Common Stock, upon the same terms and conditions as were in effect immediately prior to the Effective Date.

c. Each warrant or other right to acquire shares of Company Common Stock outstanding immediately prior to the Effective Date shall convert into an equivalent warrant or other right to acquire the same number of shares of Resulting Company Common Stock, upon the same terms and conditions as were in effect immediately prior to the Effective Date.

d. All of the outstanding certificates representing shares of Company Common Stock immediately prior to the Effective Date shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Resulting Company Common Stock.

6. Effect of the Conversion on Employee Benefit, Stock Option and Other Equity-Based Plans. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, each employee benefit plan, stock option plan, and other equity-based plan of the Company shall continue to be a plan of the Resulting Company. To the extent that any such plan provides for the issuance of Company Common Stock, upon the Effective Date, such plan shall be deemed to provide for the issuance of Resulting Company Common Stock.

7. Effect of Conversion on Directors and Officers. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Company or its stockholders, the members of the Board and the officers of the Company holding their respective offices in the Company existing immediately prior to the Effective Time shall continue in their respective offices as members of the Board and officers of the Resulting Company.

8. Dissenters’ Appraisal Rights. Upon the Effective Date, in accordance with NRS Sections 92A.300– 92A.500, the Resulting Company shall afford each stockholder of record (as defined in NRS 92A.330) of shares of Company Common Stock who does not approve the Plan of Conversion the right to receive the appraised value for his, her or its shares of the Company Common Stock if such stockholder fully complies with the provisions of NRS Sections 92A.300 – 92A.500.

9. Further Assurances. If, at any time after the Effective Date, the Resulting Company shall determine or be advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of the Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Resulting Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company existing immediately prior to the Effective Date, or (b) to otherwise carry out the purposes of the Plan, the Resulting Company and its officers and directors are hereby authorized to solicit in the name of the Resulting Company any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Resulting Company all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Resulting Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company existing immediately prior to the Effective Date and otherwise to carry out the purposes of the Plan.

10. Copy of Plan of Conversion. After the Effective Date, a copy of this Plan shall be kept on file at the officers of the Resulting Company, and any stockholder of the Resulting Company (or former stockholder of the Company) may request a copy of this Plan at no charge at any time.

11. Termination; Amendment. At any time prior to the Effective Date, the Plan may be terminated or amended by action of the Board if, in the opinion of the Board, such action would be in the best interests of the Company and its stockholders.

12. Third Party Beneficiaries. The Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

13. Severability. Whenever possible, each provision of the Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Plan of Conversion to be duly executed as of the date first above written.

VAPOR CORP.

By:	/s/ Harlan Press
Harlan Press
Chief Financial Officer

EXHIBIT A

FORM OF ARTICLES OF CONVERSION

EXHIBIT B

FORM OF CERTIFICATE OF CONVERSION

EXHIBIT C

FORM OF CERTIFICATE OF INCORPORATION

EXHIBIT D

FORM OF DELAWARE BYLAWS